EXHIBIT 99.1

Certification Pursuant to § 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. § 1350)

          The undersigned, as the chief executive officer of First Commerce Community Bankshares, Inc., certifies, to the best of my knowledge, that the Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2003, which accompanies this certification fully complies with the requirements of Section 15(d) of the Securities Exchange Act of 1934 and the information contained in the periodic report fairly presents, in all material respects, the financial condition and results of operations of First Commerce Community Bankshares, Inc. at the dates and for the periods indicated.  The foregoing certification is made pursuant to § 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. § 1350) and shall not be relied upon for any other purpose.

          Dated this 14th day of May, 2003.

/s/ WILLIAM C. LUMPKIN, JR.

William C. Lumpkin, Jr. President and Chief Executive Officer